Amended and Restated Distribution Agreement

Dated as of September 17, 2015

This AMENDED AND RESTATED DISTRIBUTION AGREEMENT (the “Agreement”), is dated September 17, 2015, between AMG Funds I, a Massachusetts business trust (the “Company”), on behalf of each of its series listed on Appendix A (the “Fund” or “Funds”), as Appendix A may be amended from time to time in accordance with Section 13 below, and AMG Distributors, Inc., a Delaware corporation (the “Distributor”). The Company is registered as an investment company under the Investment Company Act of 1940 (the “1940 Act”), and offers for sale shares (the “Shares”) of each Fund, which Shares have been registered under the Securities Act of 1933 (the “1933 Act”), to the public in accordance with the terms and conditions set forth in the prospectuses (each, a “Prospectus”) and statements of additional information (each, a “Statement of Additional Information”) of the Funds included in the Company’s registration statement on Form N-1A (the “Registration Statement”), as such documents may be amended from time to time.

In this connection, the Company desires that the Distributor act as its exclusive sales agent and principal distributor for the sale and distribution of Shares. The Distributor has advised the Company that it is willing to act in such capacities, and it is accordingly agreed between them as follows:

1.	The Company hereby appoints the Distributor as the principal distributor for the sale and distribution of Shares pursuant to the aforesaid continuous public offering of Shares, and the Company further agrees from and after the commencement of such continuous public offering that it will not, without the Distributor’s consent, sell or agree to sell any Shares otherwise than through the Distributor, except the Company may issue Shares in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted under the 1940 Act, or in connection with the payment of dividends.

2.	The Distributor hereby accepts such appointment and agrees to use commercially reasonable efforts to sell such Shares, provided, however, that when requested by the Company at any time for any reason the Distributor will suspend such efforts. The Company may also withdraw the offering of Shares at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that the Distributor does not undertake to sell all or any specific portion of the Shares.

3.

The Distributor represents that it is a member in good standing of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and agrees that it will use all reasonable efforts to maintain such status and to abide by the Conduct Rules, the Constitution and the Bylaws of FINRA, the federal securities laws and all other laws, rules and regulations that are now or may become applicable to its performance hereunder. The Distributor will undertake and discharge its obligations hereunder as an independent contractor and it shall have no authority or power to obligate or bind the Company by its actions, conduct or contracts except that it is authorized to accept orders for the purchase or repurchase of Shares as the Company’s agent and subject to its approval. The Company reserves the right to reject any order in whole or in part and shall not be liable to the Distributor or any other person for the failure to accept any order. The Distributor may appoint sub-agents or distribute through dealers or otherwise as it may determine from time to time pursuant to agreements approved by the Distributor, but this Agreement shall not be construed as authorizing any dealer or other person to accept orders for sale or repurchase of Shares on behalf of the Company or otherwise act as the Company’s agent for any purpose except making Shares available to such person’s customers. The Distributor shall not utilize any materials in connection with the sale or offering of Shares except the then current Prospectus, Statement of Additional Information and such other materials as the Company’s officers shall provide or approve.

4.	Shares may be sold by the Distributor only at prices and terms described in the then current Prospectus or Statement of Additional Information relating to the Shares and may be sold either through persons with whom it has selling agreements or directly to prospective purchasers. To facilitate sales, the Company will furnish the Distributor with the net asset value of its Shares promptly after each calculation thereof. If sales charges are described in the then-current Prospectus of each Fund, as amended or supplemented, the Distributor shall be entitled to receive such sales charges. The Distributor may reallow all or a part of any such sales charges to such brokers, dealers, or other persons as the Distributor may determine. In the event that a sales charge is in effect and Shares of a Fund are redeemed or repurchased by the Fund or the Distributor as agent for the Fund, the Distributor shall pay to the Fund, for the account of that Fund, the Distributor’s portion of the sales load paid on such Shares. In such case, the Distributor shall require the dealer or other person that sold the Shares so redeemed or repurchased to refund to the Distributor the full discount allowed to the dealer or other person on the sale and, upon the receipt of such discount, the Distributor shall pay the same to the Company, for the account of the appropriate Fund. Each Fund agrees to pay to the Distributor distribution and/or service fees (the “Distribution and/or Service Fees”) pursuant to Rule 12b-1 under the 1940 Act, to be paid as set forth in each Fund’s Plan of Distribution Adopted Pursuant to Rule 12b-1, as may be amended from time to time (each, a “12b-1 Plan”), which fees shall be at the annual rates set forth on Schedule A hereto.

5.	The Company has delivered to the Distributor a copy of the current Prospectus and Statement of Additional Information and all amendments and supplements thereto, for each Fund. The Company agrees that it will use its best efforts to continue the effectiveness of its Registration Statement filed under the 1933 Act and the 1940 Act. The Company further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with such Acts. The Company will furnish the Distributor with a reasonable number of copies of each Fund’s Prospectus, Statement of Additional Information and any amendments for use in connection with the sale of Shares.

6.	At the Distributor’s request, the Company will take such steps at its own expense as may be necessary and feasible to qualify Shares for sale in states, territories or dependencies of the United States of America and in the District of Columbia in accordance with the laws thereof, and to renew or extend any such qualification; provided, however, that the Company shall not be required to qualify Shares or to maintain the qualification of Shares in any state, territory, dependency or district where it shall deem such qualification disadvantageous to a Fund.

7.	The Distributor agrees that:

a.	It will furnish to the Company any pertinent information required to be inserted with respect to the Distributor as exclusive sales agent and distributor within the purview of Federal and state securities laws in any reports or registrations required to be filed with any government authority;

b.	It will not make any representations inconsistent with the information contained in the Company’s Registration Statement filed under the 1933 Act, as in effect from time to time;

c.	It will not use or distribute or authorize the use or distribution of any statements other than those contained in each Fund’s then current Prospectus, Statement of Additional Information or in such supplemental literature or advertising as may be authorized by the Company; and

d.	The Distributor will bear a portion of the costs and expenses of printing and distributing any copies of any prospectuses, statements of additional information and annual and interim reports of the Funds (after such items have been prepared and set in type) which are used in connection with the offering of Shares, and a portion of the costs and expenses of preparing, printing and distributing any other literature used by the Distributor or furnished by the Distributor for use in connection with the offering of the Shares and a portion of the costs and expenses incurred by the Distributor in advertising, promoting and selling Shares of the Funds to the public. Any costs and expenses not allocated to the Distributor under this Section 7.d. shall be borne by the Funds’ investment advisor (the “Advisor”), or an affiliate of the Advisor. The allocation of costs and expenses between the Distributor and the Advisor shall be agreed upon in writing from time to time.

e.	The Distributor acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. The Distributor represents and warrants that it (a) has adopted an anti-money laundering compliance program (“AML Program”) that satisfies the requirements of the AML Acts and all other applicable laws and regulations; and (b) will notify the Company promptly if an inspection by the appropriate regulatory authorities of its AML Program identifies any material deficiency, and will promptly remedy any material deficiency of which it learns. The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any dealer that is authorized to effect transactions in Shares of the Funds. The Distributor undertakes that it will grant to the Company and the Company’s anti-money laundering compliance officer reasonable access to copies of its written AML procedures, policies and controls related thereto and to books and records pertaining to its compliance with AML with respect to the Company.

8.	The Company will pay its legal and auditing expenses and the cost of preparation and filing of any prospectuses, statements of additional information and annual or interim reports of the Funds.

9.	The Company agrees to indemnify, defend and hold the Distributor, its officers, directors, employees and agents and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act (each, an “indemnitee”), free and harmless from any and all liabilities and expenses, including costs of investigation or defense (including reasonable counsel fees) incurred by such indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such indemnitee may be or may have been involved as a party or otherwise or with which he may be or may have been threatened, while the Distributor was active in such capacity or by reason of the Distributor having acted in any such capacity or arising out of or based upon any untrue statement of a material fact contained in the then-current Prospectus or Statement of Additional Information relating to the Shares or arising out of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such claims, demands, liabilities or expenses arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information furnished in writing by the Distributor to the Company expressly for use in any such Prospectus or Statement of Additional Information; provided; however, that (1) no indemnitee shall be indemnified hereunder against any liability to the Company or the shareholders of the Funds or any expense of such indemnitee with respect to any matter as to which such indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that its action was in the best interest of the Company or arising by reason of such indemnitee’s willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations under this Agreement (“disabling conduct”), or (2) as to any matter disposed of by settlement or a compromise payment by such indemnitee, no indemnification shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Company and that such indemnitee appears to have acted in good faith in the reasonable belief that its action was in the best interest of the Company and did not involve disabling conduct by such indemnitee. Notwithstanding the foregoing the Company shall not be obligated to provide any such indemnification to the extent such provision would waive any right which the Company cannot lawfully waive.

The Distributor agrees to indemnify, defend and hold the Company, its trustees, officers, employees and agents and any person who controls the Company within the meaning of Section 15 of the 1933 Act (each, an “indemnitee”), free and harmless from and against any and all liabilities and expenses, including costs of investigation or defense (including reasonable counsel fees) incurred by such indemnitee, but only to the extent that such liability or expense shall arise out of or be based upon any untrue or alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Company expressly for use in a Prospectus or Statement of Additional Information or any alleged omission to state a material fact in connection with such information required to be stated therein or necessary to make such information not misleading or arising by reason of disabling conduct by such indemnitee or any person selling Shares pursuant to an agreement with the Distributor.

The Company shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Company unless it is subsequently determined that the indemnitee is entitled to such indemnification and if the trustees of the Company determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the indemnitee shall provide a security for his undertaking, (B) the Company shall be insured against losses arising by reason of any lawful advances, or (C) a majority of a quorum of trustees of the Company who are neither “interested persons” of the Company (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Trustees”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the indemnitee ultimately will be found entitled to indemnification.

All determinations with respect to indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such indemnitee is not liable by reason of disabling conduct , or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Trustees of the Company, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion.

10.	This Agreement shall become effective on the date first set forth above and shall remain in effect for one year from such date and thereafter from year to year provided such continuance is specifically approved at least annually (i) by vote of the Trustees of the Company and (ii) by vote of a majority of the Trustees of the Company who are not interested persons (as defined in the 1940 Act) of the Company and have no direct or indirect financial interest in the operation of this Agreement or any plan adopted by the Company under Rule 12b-1 under the 1940 Act (the “Qualified Trustees”), cast in person at a meeting called for the purpose of voting on this Agreement.

11.	This Agreement may be terminated at any time without payment of any penalty (a) by the Distributor by giving sixty (60) days’ written notice to the Company (which notice may be waived by the Company); or (b) by vote of (i) a majority of the Trustees of the Company, (ii) a majority of the Qualified Trustees of the Company or (iii) a majority of the outstanding voting securities (as defined in the 1940 Act) of the Company, in each case, upon sixty (60) days’ written notice to the Distributor (which notice may be waived by the Distributor).

12.	This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act and the rules thereunder).

13.	This Agreement may not be amended or changed except in writing signed by each of the parties hereto and approved in the same manner as provided for continuance of this Agreement in Section 10. Any such amendment or change shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Notwithstanding the foregoing, in the event that the Board of Trustees of the Company indicate by vote that any additional series of the Company are to be made subject to this Agreement for purposes of offering for sale shares of such series, whether such series were in existence at the time of the effective date of this Agreement or subsequently formed, Schedule A hereto shall be amended to reflect the addition of such new series. In the event that any of the Funds listed on Schedule A terminates its registration as a management investment company, or otherwise ceases operations, Schedule A shall be amended to reflect the deletion of such Fund, provided, that the Company shall remain obligated to make any payments for obligations incurred through the date of termination respecting such Fund, including any obligations that specifically survive the termination of this Agreement with respect to such Fund.

14.	The Distributor and the Company shall provide the Trustees of the Company quarterly statements concerning 12b-1 Plan expenditures complying with Rule 12b-1(b)(3)(ii) under the 1940 Act, as it may be amended from time to time.

15.	The Trust shall preserve copies of this Agreement, the 12b-1 Plan and any related agreements and all reports made pursuant to Section 14 hereof, for a period of not less than six years from the date of this Agreement and the 12b-1 Plan (including any related agreements) or such reports, as the case may be, the first two years in an easily accessible place.

16.	The Distributor:

a.	Acknowledges that with respect to AMG FQ Global Risk-Balanced Fund, AMG FQ U.S. Equity Fund and AMG GW&K Core Bond Fund, AMG Funds LLC, the investment adviser to and commodity pool operator of AMG FQ Global Risk-Balanced Fund and AMG FQ U.S. Equity Fund and investment adviser to AMG GW&K Core Bond Fund, intends that the Distributor keep and maintain certain books and records required to be maintained by the Commodity Futures Trading Commission (the “CFTC”);

b.	Agrees to keep and maintain such records required in accordance with CFTC Rule 1.31; and

c.	Agrees to keep such required books and records open to inspection by any representative of the CFTC or the United States Department of Justice in accordance with CFTC Rule 1.31.

17.	This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements to be performed entirely therein and in accordance with applicable provisions of the 1940 Act.

18.	Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by any party hereto or its successors or assigns may be brought and determined only in the state courts of the Commonwealth of Massachusetts or the United States District Court for the District of Massachusetts, and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

19.	If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected or impaired thereby.

20.	No member or any person other than the Company and the Distributor is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to, (i) create in any member or person other than the Company (including without limitation any member in the Company) any direct, indirect, derivative or other rights against the Distributor, or (ii) create or give rise to any duty or obligation on the part of the Distributor (including without limitation any fiduciary duty) to any member or person other than the Company, all of which rights, benefits, duties and obligations are hereby expressly excluded.

21.	A copy of the Amended and Restated Agreement and Declaration of Trust of the Company is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Company by an officer or trustee of the Company in his or her capacity as an officer or trustee of the Company and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Company or the Funds.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first written above.

AMG FUNDS I, ON BEHALF OF EACH OF ITS SERIES LISTED ON APPENDIX A

By:	/s/ Donald S. Rumery
Name:	Donald S. Rumery
Title:	Treasurer, Chief Financial Officer and Principal Financial Officer

AMG DISTRIBUTORS, INC.

By:	/s/ Keitha L. Kinne
Name:	Keitha L. Kinne
Title:	Chief Operating Officer

Appendix A

AMG FQ Global Risk-Balanced Fund

AMG FQ Tax-Managed U.S. Equity Fund

AMG FQ U.S. Equity Fund

AMG Frontier Small Cap Growth Fund

AMG GW&K Core Bond Fund

AMG Managers Brandywine Fund

AMG Managers Brandywine Blue Fund

AMG Managers Brandywine Advisors Mid Cap Growth Fund

AMG Managers Emerging Opportunities Fund

AMG Managers Real Estate Securities Fund

AMG TimesSquare All Cap Growth Fund

Schedule A

Class	Annual Rate of Average Daily Value of Net Assets
Investor Class	0.25%*
AMG Managers Brandywine Advisors Mid Cap Growth Fund Shares	0.25%[1]*

*	Subject to applicable limits imposed by NASD Rule 2830 or any successor rule.
[1]	The Company shall make periodic payments to the Distributor: (i) to permit the Distributor to remit to and allocate among one or more other underwriters, distributors, dealers, brokers, banks, trust companies and other financial intermediaries, as compensation for, and/or as reimbursement for expenses incurred in the provision of, distribution, marketing or shareholder services, and (ii) to be retained by the Distributor as reimbursement for expenses incurred or reasonably expected to be incurred (and reimbursed to the Company if not incurred) in connection with the distribution or marketing of AMG Managers Brandywine Advisors Mid Cap Growth Fund Shares and/or the servicing or maintenance of shareholder accounts as contemplated by the Fund’s 12b-1 Plan.

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